Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Eve Holding, Inc. of our report dated March 18, 2022, except for the effects of the restatement discussed in Note 2 to the combined financial statements, as to which the date is December 7, 2022, relating to the financial statements of The Urban Air Mobility Business of Embraer S.A., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hallandale Beach, Florida

December 23, 2022